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CAPITOL ACQUISITION CORP. II

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Lindblad Expeditions, Inc. Closes $150 Million Debt Financing

WASHINGTON, D.C., May 11, 2015 – Capitol Acquisition Corp. II (NASDAQ: CLAC; “Capitol”) today announced that Lindblad Expeditions, Inc. (“Lindblad”), Capitol’s proposed merger partner, has entered into its previously announced new Credit Agreement with Credit Suisse A.G. as Administrative Agent and Collateral Agent. The financing was increased from $120.0 to $150.0 million in size and the incremental proceeds will be used for general corporate purposes. Lindblad has applied the remaining net proceeds from the financing to repay its existing debt and complete the buyout of certain existing stakeholders.

As previously announced, the proposed business combination between Capitol and Lindblad is expected to be completed in the second quarter of 2015. The transaction is subject to approval by Capitol stockholders and other customary closing conditions.

For additional information on the transaction, see Capitol's filings with the Securities and Exchange Commission (“SEC”) at the SEC's internet site (http://www.sec.gov).

Capitol has filed a preliminary proxy statement with the SEC to be used at its special meeting of stockholders in lieu of an annual meeting to approve the proposed transaction with Lindblad. Stockholders are advised to read the preliminary proxy statement and, when available, Capitol's definitive proxy statement in connection with the solicitation of proxies for the special meeting because these statements contain important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: Capitol Acquisition Corp. II, 509 7th Street, N.W., Washington, D.C. 20004. The preliminary proxy statement and definitive proxy statement, once available, can also be obtained, without charge, at the SEC's internet site (http://www.sec.gov).

About Lindblad Expeditions

Lindblad Expeditions is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership's educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

About Capitol Acquisition Corp. II

Capitol Acquisition Corp. II is a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination. Capitol is led by Chairman and Chief Executive Officer Mark D. Ein, and Director and Chief Financial Officer L. Dyson Dryden. Capitol's securities are quoted on the NASDAQ stock exchange under the ticker symbols CLAC, CLACW and CLACU. The company, which raised $200 million of cash proceeds in an initial public offering in May 2013, is Mark Ein's second publicly traded acquisition vehicle. The first, Capitol Acquisition Corp., created Two Harbors Investment Corp. (NYSE: "TWO"), a leading mortgage real estate investment trust (REIT) with a current market capitalization of more than $3.8 billion.

Safe Harbor Language

This press release includes certain forward-looking statements, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Capitol's and Lindblad's managements' current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Lindblad's business. These risks, uncertainties and contingencies include: business conditions; weather and natural disasters; changing interpretations of GAAP; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which Lindblad is engaged; fluctuations in customer demand; management of growth; intensity of competition from other providers of travel services; general economic conditions; geopolitical events and regulatory changes; the possibility that the transaction does not close, including due to the failure to receive required security holder approvals or the failure of other closing conditions; and other factors set forth in Capitol's filings with the SEC. The information set forth herein should be read in light of such risks. Neither Capitol nor Lindblad is under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.

Contacts:

Justin Dini / Alex Yankus

Brunswick Group 212-333-3810